Exhibit 5.1

December 11, 2012

QR Energy, LP

1401 McKinney Street, Suite 2400

Houston, Texas 77010

Ladies and Gentlemen:

We have acted as counsel for QR Energy, LP, a Delaware limited partnership (the “Partnership”) with respect to certain legal matters in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of 12,000,000 common units (the “Firm Units”) representing limited partner interests in the Partnership (“Common Units”) pursuant to that certain Underwriting Agreement, dated December 7, 2012, relating to the offer and sale of the Firm Units (the “Underwriting Agreement”) as well as an additional 1,800,000 Common Units (the “Option Units” and, together with the Firm Units, the “Units”) by and among the Partnership, QRE GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), QRE Operating, LLC and the several underwriters named therein. The Units are being offered and sold pursuant to a prospectus supplement dated December 7, 2012 (the “Prospectus Supplement”) filed on December 10, 2012 with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, to a prospectus dated June 14, 2012 (such prospectus, as amended and supplemented by the Prospectus Supplement the “Prospectus”), forming part of the Registration Statement on Form S-3 (No. 333-181820) (the “Registration Statement”), which Registration Statement was declared effective by the Commission on June 14, 2012.

In rendering the opinions set forth below, we have examined and relied upon (i) the Delaware Revised Uniform Partnership Act (the “Delaware LP Act”); (ii) the Underwriting Agreement; (iii) the Registration Statement, the Prospectus Supplement and the Prospectus; (iv) certain resolutions of adopted by the board of directors of the General Partner and the Pricing Committee thereof, approving and authorizing, among other things, the offering of the Units, the Prospectus Supplement, the Underwriting Agreement and other matters relating to the offering of the Units; (v) the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended as of the date hereof (the “Partnership Agreement”); (vi) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware LP Act in connection with the formation of the Partnership; and (vii) such other certificates, statutes and other instruments and documents as we consider necessary or appropriate for purposes of the opinions hereafter expressed.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
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QR Energy, LP December 11, 2012 Page 2

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Units are duly and validly authorized for issuance and, upon payment and delivery of the Units in accordance with the Underwriting Agreement, the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

(1) We have assumed, without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

(2) We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(3) This opinion is limited in all respects to federal laws, the Delaware LP Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.